Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of OncBioMune Pharmaceuticals, Inc.

We consent to the inclusion in the foregoing Post-Effective Amendment No. 2 to Registration Statement on Form S-1 of our report dated April 13, 2016 relating to our audits of the balance sheets of OncBioMune Pharmaceuticals, Inc. (the “Company”) as of December 31, 2015 and 2014 and the related statements of operations, members’ deficit and cash flows for the years ended December 31, 2015 and 2014. Our report dated April 13, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP
Newport Beach, California
September 15 , 2016